Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 617.256.4541
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER NET REVENUES GROWTH OF 26%; RAISES FULL YEAR OUTLOOK

•	Third Quarter Net Revenues Increased 26% to $723 Million

•	Third Quarter Diluted EPS Increased 26% to $0.68

•	Company Raises 2013 Net Revenues Outlook to Approximately $2.26 Billion (+23%)

•	Company Updates 2013 Operating Income Outlook to Approximately $260 Million (+25%)

Baltimore, MD (October 24, 2013) - Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2013. Net revenues increased 26% in the third quarter of 2013 to $723 million compared with net revenues of $575 million in the prior year's period. Net income increased 27% in the third quarter of 2013 to $73 million compared with $57 million in the prior year's period. Diluted earnings per share for the third quarter of 2013 were $0.68 compared with $0.54 per share in the prior year's period.

Third quarter apparel net revenues increased 26% to $561 million compared with $445 million in the same period of the prior year, primarily driven by the continued expansions of the Storm and Charged Cotton® platforms, as well as the introduction of ColdGear® Infrared technology. Third quarter footwear net revenues increased 28% to $81 million from $63 million in the prior year's period, led by strong gains in both running and football. Third quarter accessories net revenues increased 18% to $64 million from $54 million in the prior year's period, primarily driven by bags and headwear. Direct-to-Consumer net revenues, which represented 25% of total net revenues for the third quarter, grew 34% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "We have a consistent formula that is driving success across our business: deliver newness and innovation and the consumer responds. This has been instrumental in driving net revenue growth in excess of 20% for the past fourteen straight quarters and we will continue to fuel this strategy going forward. During the quarter we introduced our latest apparel innovation, ColdGear® Infrared, which utilizes a ceramic thermo-conductive inner coating to absorb and retain body heat. With the limited release of Speedform we also provided a glimpse of where we can take footwear and redefine fit in the category."

Gross margin for the third quarter of 2013 was 48.4% compared with 48.7% in the prior year's quarter, primarily reflecting higher import duties, partially offset by the net impact of lapping the prior year's sourcing challenges. Selling, general and administrative expenses as a percentage of net revenues were 31.7% in the third quarter of 2013 compared with 32.9% in the prior year's period, primarily reflecting leverage of marketing expenses. Third quarter operating income increased to $121 million compared with $91 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents increased 19% to $186 million at September 30, 2013 compared with $157 million at September 30, 2012. Inventory at September 30, 2013 increased 59% to $497 million compared with $312 million at September 30, 2012. Long-term debt decreased to $54 million at September 30, 2013 from $72 million at September 30, 2012.

Updated 2013 Outlook
The Company had previously anticipated 2013 net revenues in the range of $2.23 billion to $2.25 billion, representing growth of 22% to 23% over 2012, and 2013 operating income in the range of $258 million to $260 million, representing growth of 24% to 25% over 2012. Based on current visibility, the Company now expects 2013 net revenues of approximately $2.26 billion, representing growth of 23% over 2012, and 2013 operating income of approximately $260 million, representing growth of 25% over 2012. The Company continues to anticipate an effective tax rate of 40.0% to 41.0% for the full year, compared to 36.7% for 2012. The Company now anticipates fully diluted weighted average shares outstanding of approximately 108 million for 2013.

Mr. Plank concluded, "The sustained momentum we are generating domestically will help fuel our global ambitions. Many of these global efforts are ramping up with recent specialty stores opening in China, Japan and Mexico, E-Commerce platforms launching in Hong Kong and Taiwan, and new offices opening in Brasil and Chile. Moreover, we are better aligning our internal leadership to help capitalize on these global opportunities, while also adding talent across our Direct-to-Consumer businesses. We have never been better positioned to take the Under Armour performance story to athletes around the world."

Conference Call and Webcast
The Company will provide additional commentary regarding its third quarter results as well as its updated 2013 outlook during its earnings conference call today, October 24, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.ua.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Nine Months Ended September 30, 2013 and 2012
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended September 30,				Nine Months Ended September 30,
	2013	% of Net Revenues	2012	% of Net Revenues	2013	% of Net Revenues	2012	% of Net Revenues
Net revenues	$723,146	100.0%	$575,196	100.0%	$1,649,295	100.0%	$1,329,058	100.0%
Cost of goods sold	373,011	51.6%	294,805	51.3%	862,978	52.3%	703,996	53.0%
Gross profit	350,135	48.4%	280,391	48.7%	786,317	47.7%	625,062	47.0%
Selling, general and administrative expenses	229,306	31.7%	189,411	32.9%	619,686	37.6%	497,959	37.4%
Income from operations	120,829	16.7%	90,980	15.8%	166,631	10.1%	127,103	9.6%
Interest expense, net	(691)	(0.1)%	(1,303)	(0.2)%	(2,127)	(0.2)%	(3,978)	(0.3)%
Other income (expense), net	(113)	—%	(31)	0.0%	(670)	0.0%	561	—%
Income before income taxes	120,025	16.6%	89,646	15.6%	163,834	9.9%	123,686	9.3%
Provision for income taxes	47,241	6.5%	32,329	5.6%	65,670	3.9%	45,040	3.4%
Net income	$72,784	10.1%	$57,317	10.0%	$98,164	6.0%	$78,646	5.9%
Net income available per common share
Basic	$0.69		$0.55		$0.93		$0.75
Diluted	$0.68		$0.54		$0.91		$0.74
Weighted average common shares outstanding
Basic	105,527		104,515		105,229		104,228
Diluted	107,768		106,795		107,426		106,157
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Apparel	$560,899	$444,643	26.1%	$1,216,645	$980,823	24.0%
Footwear	81,024	63,153	28.3%	243,458	194,241	25.3%
Accessories	64,373	54,379	18.4%	151,480	123,234	22.9%
Total net sales	706,296	562,175	25.6%	1,611,583	1,298,298	24.1%
Licensing revenues	16,850	13,021	29.4%	37,712	30,760	22.6%
Total net revenues	$723,146	$575,196	25.7%	$1,649,295	$1,329,058	24.1%
NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
North America	$678,894	$543,089	25.0%	$1,548,621	$1,254,508	23.4%
Other foreign countries	44,252	32,107	37.8%	100,674	74,550	35.0%
Total net revenues	$723,146	$575,196	25.7%	$1,649,295	$1,329,058	24.1%

Under Armour, Inc.
As of September 30, 2013, December 31, 2012 and September 30, 2012
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/13	As of 12/31/12	As of 9/30/12
Assets
Cash and cash equivalents	$186,377	$341,841	$157,047
Accounts receivable, net	353,257	175,524	311,001
Inventories	497,406	319,286	312,158
Prepaid expenses and other current assets	56,064	43,896	42,726
Deferred income taxes	29,811	23,051	19,370
Total current assets	1,122,915	903,598	842,302
Property and equipment, net	201,603	180,850	170,157
Intangible assets, net	3,721	4,483	4,815
Deferred income taxes	26,766	22,606	20,544
Other long term assets	41,985	45,546	40,821
Total assets	$1,396,990	$1,157,083	$1,078,639
Liabilities and Stockholders’ Equity
Accounts payable	$184,405	$143,689	$112,187
Accrued expenses	109,344	85,077	81,802
Current maturities of long term debt	5,034	9,132	41,552
Other current liabilities	34,201	14,330	18,300
Total current liabilities	332,984	252,228	253,841
Long term debt, net of current maturities	49,148	52,757	30,682
Other long term liabilities	48,403	35,176	35,736
Total liabilities	430,535	340,161	320,259
Total stockholders’ equity	966,455	816,922	758,380
Total liabilities and stockholders’ equity	$1,396,990	$1,157,083	$1,078,639

Under Armour, Inc.
For the Nine Months Ended September 30, 2013 and 2012
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$98,164	$78,646
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	36,052	31,755
Unrealized foreign currency exchange rate (gains) losses	1,021	(2,405)
Loss on disposal of property and equipment	598	485
Stock-based compensation	25,586	15,155
Deferred income taxes	(10,691)	(7,509)
Changes in reserves and allowances	12,007	3,861
Changes in operating assets and liabilities:
Accounts receivable	(181,100)	(180,065)
Inventories	(186,276)	12,593
Prepaid expenses and other assets	(7,027)	2,461
Accounts payable	42,344	10,205
Accrued expenses and other liabilities	37,404	17,611
Income taxes payable and receivable	19,577	11,195
Net cash used in operating activities	(112,341)	(6,012)
Cash flows from investing activities
Purchases of property and equipment	(62,058)	(37,550)
Purchases of other assets	(475)	—
Change in loans receivable	(1,700)	—
Change in restricted cash	—	(166)
Net cash used in investing activities	(64,233)	(37,716)
Cash flows from financing activities
Payments on long term debt	(4,212)	(5,490)
Excess tax benefits from stock-based compensation arrangements	13,770	16,219
Proceeds from exercise of stock options and other stock issuances	12,727	13,193
Net cash provided by financing activities	22,285	23,922
Effect of exchange rate changes on cash and cash equivalents	(1,175)	1,469
Net decrease in cash and cash equivalents	(155,464)	(18,337)
Cash and cash equivalents
Beginning of period	341,841	175,384
End of period	$186,377	$157,047

Non-cash investing and financing activities
Increase (decrease) in accrual for property and equipment	$(6,289)	$530